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                                                                    EXHIBIT 12.1

                    STATEMENT REGARDING COMPUTATION OF RATIOS

Aviron

Ratio of fixed charges
(in thousands, except ratio)

                                                                                                              NINE MONTHS
                                                                      YEARS ENDED DECEMBER 31,                   ENDED
                                                         ---------------------------------------------------- SEPTEMBER 31,
                                                           1995       1996       1997       1998       1999      2000
                                                         -------    -------    -------    -------    -------    -------
Net Loss .............................................   (11,403)   (17,501)   (26,502)   (54,802)   (61,870)   (57,007)
Add: Fixed charges ...................................       190        245        239      5,022      6,620      6,421
                                                         -------    -------    -------    -------    -------    -------

Earnings as defined ..................................   (11,213)   (17,256)   (26,263)   (49,780)   (55,250)   (50,586)
                                                         =======    =======    =======    =======    =======    =======

Estimated interest component of rent .................        32         53         60        140        256        244
Interest expense (1) .................................       158        192        180      4,882      6,364      6,177
                                                         -------    -------    -------    -------    -------    -------
Total fixed charges ..................................       190        245        239      5,022      6,620      6,421
                                                         =======    =======    =======    =======    =======    =======

Ratio ................................................        (2)        (2)        (2)        (2)        (2)        (2)

      (1)   Includes amortization of debt issuance costs

      (2) Earnings (as defined) for the period were insufficient to cover fixed charges by an amount equal to the net loss for the period.